1 | P a g e May 2022 Delivering E-15 In April, President Joe Biden announced that his administration will lift outdated restrictions of E15 (Unleaded 88) for the 2022 summer driving season. Lifting outdated restrictions will ensure all American drivers will have access to lower cost options when filling their cars up with gasoline containing higher ethanol blends. Recently E15 has been providing drivers price relief at the pump at a time when they need it the most. E15 is a fifteen percent ethanol blended fuel with a lower vapor pressure than E10 (regular gasoline). However due to outdated regulations, E15 has been restricted for use during the summer. Importantly, fuel volatility and evaporative emissions continue to decrease when ethanol fuel blends increase beyond E10. Allowing E15 to be used this summer is not only beneficial to our nation’s energy security, it also means cleaner options at the pump. And, since most ethanol is produced in America’s midwestern states, it’s production aids in a stronger rural economy. Studies show that ethanol reduces greenhouse gas emissions compared to regular gasoline which is a key driver in achieving the nation’s climate goals. According to data provided by Growth Energy, E15 is available at more than 2,600 gas stations across 31 states and is approved for more than 96 percent of light duty vehicles, which account for 98 percent of all vehicle miles traveled. Distributions At the May 17th meeting, the Board approved a distribution of $675 per unit for holders of record at the close of business on that date for a total distribution of $9,859,050. This distribution is expected to be paid by the beginning of June. Please remember to keep us updated with your current contact information for accurate distribution posting. Also, please be mindful of checking Cardinal’s website and/or SEC website to find out current distribution status prior to calling the office. For investor related questions, please call Cardinal’s office and ask to speak with Bill Dartt or Ashleigh Lawrence.

2 | P a g e Fiscal Quarter Ended March 31, 2022 Financial Results Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the period ended March 31, 2022. Some of the highlights and key information include:  Net income was approximately $41 million or about $2,795 per unit for the six months ended March 31, 2022, compared to a net income of approximately $6 million or about $398 per unit for same period in fiscal year 2021.  We experienced an increase in ethanol gallons sold of 10% for the six months ended March 31, 2022 as compared to the same period in 2021 resulting primarily from increased ethanol production rates for the period.  The average price per gallon of ethanol sold for the six months ended March 31, 2022 was approximately 67% higher than the average price for the same period in 2021, resulting primarily from an increase in fuel demand coupled with labor shortages and higher corn and oil prices.  We experienced an increase in DDGS sold for the six months ended March 31, 2022 as compared to the same period in 2021 of approximately 1% resulting from increased ethanol production.  We sold approximately 2% more corn oil for the six months ended March 31, 2022 as compared to the same period in 2021 resulting from increased ethanol production.  Corn oil prices were approximately 76% higher in the six months ended March 31, 2022 as compared to the six months ended March 31, 2021, due to higher soybean oil prices and increased biodiesel production.  Our revenues from soybean sales increased for the six months ended March 31, 2022 as compared to the same period in 2021. This increase is primarily a result of an increase in average price per bushel of approximately 16%. This increase was partially offset by a decrease in bushels sold for the six months ended March 31, 2022 of approximately 10% as compared to the six months ended March 31, 2021.  We used approximately 2% more bushels of corn to produce our ethanol, distillers’ grain and corn oil in the six months ended March 31, 2022 as compared to the same period in 2021 due to higher ethanol production for the period.  Corn prices increased 38% for the six months ended March 31, 2022 as compared to the same period in 2021, primarily due to a smaller crop carryout from 2021’s harvest, concerns regarding predictions of the corn crop for fall of 2022 and increased export demand from China.  We used approximately 4% more natural gas for the six months ended March 31, 2022 as compared with the same period in 2021.  During the six months ended March 31, 2022, we purchased approximately 1% less bushels of soybeans compared to the same period in 2021 primarily due to a cash price that was not conducive to producer selling.

3 | P a g e *This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC’s website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal’s website: www.cardinalethanol.com. More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on “Investors” then “SEC Info”. Please call our office if you need any assistance in obtaining or understanding the reports. Statements of Operations (Six Months Ended) 3/31/2022 3/31/2021 Revenues 284,229,631$ 191,151,930$ Cost of Goods Sold 239,159,453 181,860,247 Gross Profit 45,070,178 9,291,683 Operating Expenses 4,183,710 3,649,770 Operating Income 40,886,468 5,641,913 Other Income (Expense) (62,090) 167,674 Net Income 40,824,378$ 5,809,587$ Net Income (Loss) Per Unit 2,795$ 398$ Balance Sheets 12/31/2021 9/30/2021 Assets 164,280,218$ 151,938,925$ Current Liabilities 27,454,975$ 23,741,046$ Long Term Debt 2,666,187$ 3,460,301$ Member's Equity 134,159,056$ 124,737,578$ Total Liabilities & Member's Equity 164,280,218$ 151,938,925$ Book Value Per Share 9,185$ 8,540$ 2nd Quarter 2022 Financial Results *

4 | P a g e Cardinal’s Employee Spotlight – Lacy Shirey This quarter’s employee spotlight is on our grain accountant, Lacy Shirey. Lacy is approaching her five-year anniversary with Cardinal in June. Lacy joined the Cardinal team following earning her bachelor’s degree in accounting from Ball State University in 2017. When Lacy started, her primary responsibilities were paying our grain producers and freight vendors. In 2020, Lacy’s role grew considerably by adding Accounts Payable. Part of Accounts Payable includes cutting distribution checks to our owners! Lacy is very organized, detail oriented, and most importantly, kind. She has endless energy and brightens the day with her smile. When customers call to speak with her, she handles every call with a cheerful and positive attitude. We are thankful to have Lacy as a part of our Cardinal team! CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC’s website at www.sec.gov.